Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-        ) pertaining to the 2010 Long Term Incentive Plan of FairPoint Communications, Inc. of our reports dated May 27, 2010, with respect to the consolidated financial statements of FairPoint Communications, Inc. and the effectiveness of internal control over financial reporting of FairPoint Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

January 24, 2011